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--------
 FORM 3
--------


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


------------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person(*)|2. Date of Event Requiring |4. Issuer Name and Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
|           Ener1 Holdings, Inc.           |   (Month/Day/Year)        |   Inprimis, Inc. (INPM. OB)                               |
|------------------------------------------|                           |                                                           |
|    (Last)     (First)     (Middle)       |   January 3, 2002         |-----------------------------------------------------------|
|                                          |                           |5. Relationship of Reporting     | 6. If Amendment, Date   |
|500 W. Cypress Creek Rd., #770            |---------------------------|   Person to Issuer              |    of Original          |
|------------------------------------------|3. IRS Identification      |   (Check all applicable)        |    (Month/Day/Year)     |
|               (Street)                   |   Number of Reporting     |                                 |                         |
|                                          |   Person, if an Entity    |[ ] Director   [X] 10% Owner     |          --             |
|                                          |   (Voluntary)             |                                 |                         |
|                                          |                           |[ ] Officer    [ ] Other (specify|                         |
|                                          |          --               |    (give                below)  |-------------------------|
|                                          |                           |    title below)                 | 7. Individual or Joint/ |
|                                          |                           |                                 |    Group Filing (Check  |
|Ft. Lauderdale, FL 33309                  |                           |    ---------------------------- |    applicable line)     |
|--------------------------------------------------------------------------------------------------------|                         |
|        (City)      (State)      (Zip)                                                                  |    [ ] Form Filed by    |
|                                                                                                        |        One Reporting    |
|                                                                                                        |        Person           |
|                                                                                                        |    [X] Form Filed by    |
|                                                                                                        |        More Than One    |
|                                                                                                        |        Reporting Person |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                    TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                       |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                    |    2. Amount of Securities   |     3. Ownership Form:    |    4. Nature of Indirect     |
|   (Instr. 4)                           |       Beneficially Owned     |        Direct (D) or      |       Beneficial             |
|                                        |       (Instr. 4)             |        Indirect (I)       |       Ownership (Instr. 4)   |
|                                        |                              |        (Instr. 5)         |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
| Common Stock                           |    12,500,001                |     (D)(1)                |         --                   |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
| Common Stock                           |       100,000                |     (I)(2)                |         (2)                  |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
-----------------------------------------------------------------------------------------------------------------------------------

(*) If the form is filed by more than one Reporting Person, see Instruction
    5(b)(v).

    Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)


                                                                          (Over)

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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative Security |2. Date             |3. Title and Amount of    |4. Conver-  | 5. Owner-   |6. Nature of Indirect|
|    (Instr. 4)                   |   Exercisable and  |   Securities Underlying  |   sion or  |    ship     |   Beneficial Owner- |
|                                 |   Expiration Date  |   Derivative Securities  |   Exercise |    Form of  |   ship (Instr. 5)   |
|                                 |   (Month/Day/Year) |   (Instr. 4)             |   Price of |    Deriva-  |                     |
|                                 |                    |                          |   Deriva-  |    tive     |                     |
|                                 |                    |                          |   tive     |    Security:|                     |
|                                 |                    |                          |   Security |    Direct   |                     |
|                                 |--------------------|--------------------------|            |    (D) or   |                     |
|                                 |  Date    | Expira- |              | Amount or |            |    Indirect |                     |
|                                 |  Exercis-| tion    |    Title     | Number of |            |    (I)      |                     |
|                                 |  able    | Date    |              |  Shares   |            |    (Instr.  |                     |
|                                 |          |         |              |           |            |    5)       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|Escrow Shares                    |  (3)     |  --     |Common Stock  |15,708,821 | $.0254634  |  D(1)       |       --            |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|Subordinated Convertible         |          |         |              |           |            |             |                     |
| Promissory Note                 |  (4)     |  --     |Common Stock  |18,917,594 | $.0254634  |  D(1)       |       --            |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1) These securities are beneficially owned directly by Ener1 Holdings, Inc. ("Ener1"). These securities may be deemed to be beneficially owned indirectly by each of the additional reporting persons listed on the attachment to this report. These additional reporting persons disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest. This report shall not be deemed an admission that these additional reporting persons are the benificial owners of these securities, except to the extent of any pecuniary interest, for purposes of
    Section 16 or for any other purpose.

(2) These shares are owned by Mr. Zoi's wife. Each of the reporting persons disclaims beneficial ownership of these shares.

(3) The shares underlyinkg these securities will be issued to Ener1 upon the approval by the shareholders of Inprimis,
    Inc. ("Inprimis") of an increase in the number of authorized shares of common stock of Inprimis sufficient for the issuance of such shares.

(4) The Subordinated Convertible Promissory Note will automatically be converted into 18,917,594 shares of common stock at a conversion price of $0.0254634 per share upon the earlier to occur of (i) the approval by the shareholders of Inprimis of an increase in the number of authorized shares of common stock of Inprimis sufficient for the issuance of such shares and
    (ii) July 1, 2002.

-------------------------
                                                                                   Ener1 Holdings, Inc.

(**) Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                   By: /s/ Jonathan New                    1/18/2002
                                                                                      ----------------------------------  ---------
                                                                                      Signature of Reporting Person (**)    Date
                                                                                      Name:  Jonathan New
Note. File three copies of this form, one of which must be manually signed.           Title: Chief Operating Officer
      If space provided is insufficient, see Instruction 6 for procedure.

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          Additional Filing Persons:
          Mike Zoi
          500 West Cypress Creek Road
          Suite 770
          Fort Lauderdale, Florida 33309

          Peter Novak
          Mozaartstraatt 20
          2018 Antwerp, Belgium

          Boris Zingarevitch
          121,ch. Des Curiades a Bernex
          Geneve, Switzerland

          Bzinfin, S.A.
          Pasea Estate
          POB 858
          Road Town, Tortola BVI

          Z-N, LLC
          7000 Island Boulevard, #406
          Aventura, Florida 33160

          Designated Filer:                  Ener1 Holdings, Inc
          Issuer and Trading Symbol:         Imprimis, Inc. ('INPM.OB')
          Date of Event Requiring Filing:    January 3, 2002


Signatures:





/s/ Mike Zoi                      /s/   Peter Novak                            /s/ Boris Zingarevitch
------------------------------    ----------------------------------------   ----------------------------------------
    Mike Zoi                            Peter Novak                                Boris Zingarevitch


Z-N LLC                                                                      Bzinfin, S.A.

By: /s/ Mike Zoi                                                             By: /s/ Boris Zingarevitch
   ---------------------------                                                  -------------------------------------
Name:  Mike Zoi                                                              Name:  Boris Zingarevitch
Title: Director                                                              Title: Sole Director


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